Exhibit 99.1

DELTA PETROLEUM CORPORATION

Kevin K. Nanke, CFO

Dave Donegan, VP Corporate Communications

370 17th Street, Suite 4300

Denver, Colorado 80202

(303) 293-9133

For Immediate Release

DELTA PETROLEUM CORPORATION ANNOUNCES PRICING OF SENIOR UNSECURED NOTES

DENVER, Colorado (March 15, 2005) — Delta Petroleum Corporation (the “Company”) (NASDAQ/NMS: DPTR); (FRANKFURT STOCK EXCHANGE: DPE) today announced that it has priced its previously announced offering of senior unsecured notes (the “Notes”). The $150 million of 7.0% senior unsecured notes are due in 2015. The purpose of the offering is to reduce indebtedness outstanding under the Company’s bank credit facility.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Senior Notes or any other security of the Company. The Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns effecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. Please refer to the Company’s Securities and Exchange Commission filings for additional information.

For further information contact Dave Donegan, Corporate Communications at (303) 293-9133 or via email at info@deltapetro.com

OR

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com